Registration Nos. 333-206016

333-197812

333-189347

333-177763

333-175506

333-161542

333-126819

333-116095

333-112025

333-108049

333-89168

333-76312

333-73574

333-72544

333-61952

333-59820

333-57778

333-46816

333-93419

333-86681

333-45351

333-43059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	99-3128324
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6001 America Center Drive

San Jose, California 95002

(Address, including zip code, of principal executive offices)

Polycom, Inc. 2011 Equity Incentive Plan

ViVu, Inc. 2008 Equity Incentive Plan

Polycom, Inc. 2005 Employee Stock Purchase Plan

Polycom, Inc. 2004 Equity Incentive Plan

Voyant Technologies, Inc. 2000 Equity Incentive Plan

Atlanta Signal Processors, Incorporated 1997 Incentive Stock Plan

Polycom, Inc. 2001 Non-Statutory Stock Option Plan

PictureTel Corporation 1998 Acquisition Stock Option Plan

Circa Communications, Ltd. Stock Option Plan

Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan

Accord Networks Ltd. Share Ownership and Option Plan (2000)

Accord Networks Ltd. 2000 Share Option Plan

Accord Networks Ltd. 2000 Non-Employee Director Stock Option Plan

Atlas Communication Engines, Inc. 1996 Stock Incentive Plan

Polycom, Inc. Employee Stock Purchase Plan

ViaVideo Communications, Inc. 1996 Stock Option/Stock Issuance Plan

Polycom, Inc. 1996 Stock Incentive Plan

(Full title of the plans)

Sayed M. Darwish

Chief Legal Officer and Executive Vice President, Corporate Development

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

(408) 586-6000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jose F. Macias, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 filed by Polycom, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) (collectively, the “Registration Statements”), each pertaining to the registration of shares of common stock of the Company, par value $0.0005 per share (“Common Stock”) offered under certain employee benefit and equity plans and agreements:

File No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock (#)
333-206016	July 31, 2015	Polycom, Inc. 2011 Equity Incentive Plan	5,600,000
333-197812	August 1, 2014	Polycom, Inc. 2005 Employee Stock Purchase Plan	9,000,000
333-189347	June 14, 2013	Polycom, Inc. 2011 Equity Incentive Plan	10,500,000
333-177763	November 4, 2011	ViVu, Inc. 2008 Equity Incentive Plan	9,481
333-175506	July 12, 2011	Polycom, Inc. 2005 Employee Stock Purchase Plan Polycom, Inc. 2011 Equity Incentive Plan	7,000,000 19,800,000
333-161542	August 25, 2009	Polycom, Inc. 2004 Equity Incentive Plan	3,600,000
333-126819	July 22, 2005	Polycom, Inc. 2005 Employee Stock Purchase Plan	5,000,000
333-116095	June 2, 2004	Polycom, Inc. 2004 Equity Incentive Plan	12,500,000
333-112025	January 20, 2004	Voyant Technologies, Inc. 2000 Equity Incentive Plan	1,354,099
333-108049	August 18, 2003	Polycom, Inc. 1996 Stock Incentive Plan	1,900,000
333-89168	May 24, 2002	Polycom, Inc. 1996 Stock Incentive Plan	4,000,000
		Polycom, Inc. Employee Stock Purchase Plan	500,000
333-76312	January 4, 2002	Atlanta Signal Processors, Incorporated 1997 Incentive Stock Plan	30,687
333-73574	November 16, 2001	Polycom, Inc. 2001 Non-Statutory Stock Option Plan	750,000
333-72544	October 31, 2001	PictureTel Corporation 1998 Acquisition Stock Option Plan	1,231,593
333-61952	May 31, 2001	Polycom, Inc. 1996 Stock Incentive Plan	2,500,000
333-59820	April 30, 2001	Circa Communications, Ltd. Stock Option Plan	248,597
333-57778	March 28, 2001	Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan Accord Networks Ltd. Share Ownership and Option Plan (2000) Accord Networks Ltd. 2000 Share Option Plan Accord Networks Ltd. 2000 Non-Employee Director Stock Option Plan	1,339,026
333-46816	September 28, 2000	Polycom, Inc. 1996 Stock Incentive Plan	3,500,000
333-93419	December 22, 1999	Atlas Communication Engines, Inc. 1996 Stock Incentive Plan	476,817
333-86681	September 7, 1999	Polycom, Inc. 1996 Stock Incentive Plan	1,500,000
		Polycom, Inc. Employee Stock Purchase Plan	500,000
333-45351	January 30, 1998	ViaVideo Communications, Inc. 1996 Stock Option/Stock Issuance Plan	1,123,275
333-43059	December 23, 1997	Polycom, Inc. 1996 Stock Incentive Plan	1,000,000

Pursuant to the Agreement and Plan of Merger dated as of July 8, 2016, by and among the Company, Triangle Private Holdings I, LLC, a Delaware limited liability company (“Parent”), and Triangle Private Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 27, 2016.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Name:	Sayed M. Darwish
Title:	Chief Legal Officer and Executive Vice President, Corporate Development

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.